AMENDMENT
                                       TO
                       PREFERRED SHARES RIGHTS AGREEMENT


          AMENDMENT between Ventritex, Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C. (formerly Chemical Trust Company of California), as Rights Agent (the "Rights Agent"), dated as of October 23, 1996 (this "Amendment"), to the Preferred Shares Rights Agreement, dated as of August 16, 1994, as Amended as of December 28, 1994, between the Company and Chemical Trust Company of California, as Rights Agent (the "Rights Agreement").

          WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent, prior to the Distribution Date (as defined in the Rights Agreement), may supplement or amend in any respect the Rights Agreement without the approval of any holders of certificates representing the common stock of the Company; and

          WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment in connection with the execution by the Company of the Agreement and Plan of Merger, dated as of October 23, 1996, by and among the Company, St. Jude Medical, Inc. ("St. Jude"), and Pacesetter, Inc. ("Pacesetter") (the "Merger Agreement"), pursuant to which the Company will be merged with and into Pacesetter and each outstanding share of common stock, par value $.001 per share, of the Company shall be cancelled and converted into the right to receive


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0.6 shares of common stock, par value $0.10 per share, of St. Jude.

          NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree to amend the Rights Agreement as follows:

          1.   Amendment of Section 1. Certain Definitions.
               -------------------------------------------
          Section 1(a) is hereby amended to read in its entirety as follows:

               (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan or (ii) St. Jude Medical, Inc. or Pacesetter, Inc., or any of their respective Affiliates or Subsidiaries, but only to the extent that shares of Common Stock are acquired by such entities or their Affiliates or Subsidiaries pursuant to the terms of and in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of October 23, 1996, among the Company, St. Jude Medical, Inc., and Pacesetter, Inc. (the "Merger Agreement"). Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of

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

shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an Acquiring Person. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

          Section 1(j) is hereby amended to read in its entirety as follows:

               (j) "Expiration Date" shall mean the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date, (iii) the time at which the Board of Directors orders the exchange of the Rights as provided in
Section 24 hereof, (iv) the consummation of a transaction contemplated by
Section 13(d)

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


hereof or (v) immediately prior to the Effective Time (as defined in the Merger Agreement).

          Section 1(u) is hereby amended to delete "(ii)" after the phrase "Section 1(a)".

          Section 21 is hereby amended to delete "$50 million" in the fifth sentence thereof and to insert in lieu thereof the phrase "$10 million".

          2. Distribution Date, Shares Acquisition Date and Triggering Event.
             ---------------------------------------------------------------

          The Company and the Rights Agent acknowledge that, as a result of the amendments to the Rights Agreement effected by this Amendment, neither the execution of the Merger Agreement nor the consummation of any of the transactions contemplated thereby will cause or result in the occurrence of a Distribution Date, a Shares Acquisition Date, or a Triggering Event (as such terms are defined in the Rights Agreement).

          3. Governing Law.
             -------------

          This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

          4. Counterparts.
             ------------

          This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

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


         5.  Ratification and Affirmation of Rights Agreement.
             -------------------------------------------------

          Except as expressly set forth herein, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

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

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

"COMPANY"                                VENTRITEX, INC.



                                         By: /s/Mark J. Meltzer
                                             ------------------
                                         Name: Mark J. Meltzer
                                         Title: Vice President



"RIGHTS AGENT"                           CHASEMELLON SHAREHOLDER
                                         SERVICES, L.L.C. (formerly
                                         Chemical Trust Company of
                                         California)



                                          By: /s/Sylvia Steen
                                              ---------------
                                          Name: Sylvia Steen
                                          Title: Relationship Manager


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